Exhibit 99.3

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
March 16, 2012	Tony Davis 318.388.9525
tony.davis@centurylink.com

CENTURYLINK ANNOUNCES INITIAL RESULTS AND PRICING OF DEBT TENDER

OFFER FOR EMBARQ CORPORATION NOTES

MONROE, La. . . . CenturyLink (CenturyLink, Inc., NYSE: CTL) announced today the early tender results and tender offer consideration to be paid in connection with the previously announced debt tender offer (the “Offer”) by its wholly-owned subsidiary, Embarq Corporation, for Embarq’s two series of notes listed in the table below (the “Notes”) for an aggregate purchase price (including premium and accrued interest) of up to $2.05 billion, subject to a maximum tender amount in respect of Embarq’s 7.082% Notes due 2016 (the “2016 Notes”) of $1.3 billion. As of the previously announced early tender date and time of 5:00 p.m., New York City time, on March 16, 2012 (the “Early Tender Date”), approximately $1.14 billion aggregate principal amount of the Notes had been validly tendered and not validly withdrawn. Definitive tender offer results will not be available until after the Offer expires at 12:00 midnight, New York City time, on March 30, 2012 (such date and time, as may be extended, the “Expiration Date”).

The table below sets forth, for each series of Notes, among other things, the Reference Yield, the Tender Offer Consideration, the Full Tender Offer Consideration, the maximum tender amount and the aggregate principal amount validly tendered and not withdrawn by the Early Tender Date:

Title of Security	CUSIP Number	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Reference Yield	Tender Offer Consideration(1)	Early Tender Payment(2)	Full Tender Offer Consideration(2)	Maximum Tender Amount (3)	Aggregate Principal Amount Tendered
Embarq Corporation 7.082% Notes due 2016	29078EAB1	1	255 bps	0.875% due February 28, 2017	1.119%	$1,100.61	$30.00	$1,130.61	$1,300,000,000	$815,643,000

Embarq Corporation 6.738% Notes due 2013	29078EAC9	2	25 bps	0.500% due May 31, 2013	0.268%	$1,042.07	$30.00	$1,072.07	N/A	$327,812,000

(1)	Per $1,000 principal amount of Notes validly tendered after the Early Tender Date but at or prior to the Expiration Date and accepted for purchase, which consists of the Full Tender Offer Consideration minus the Early Tender Payment.

(2)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase.
(3)	The maximum tender amount set forth in the table above is expressed as an aggregate principal amount of the 2016 Notes.

The Reference Yields listed in the table above were determined by Barclays Capital Inc. and J.P. Morgan Securities LLC, the lead dealer managers for the Offer, based on the bid-side prices for the applicable U.S. Treasury reference securities listed in the table above at 2:00 p.m., New York City time, today, as described in the Offer to Purchase dated March 5, 2012 (the “Offer to Purchase”).

Holders of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date will be eligible to receive the “Full Tender Offer Consideration” listed in the table above, and holders who validly tender Notes after such time but at or prior to the Expiration Date will be eligible to receive the “Tender Offer Consideration” listed in the table above. In addition, payments for Notes purchased will include accrued interest up to, but not including, the anticipated settlement date, which is expected to be April 2, 2012. Withdrawal rights for the Offer expired today at 5:00 p.m., New York City time.

As explained further in the Offer to Purchase, Embarq will accept for purchase only $1.3 billion aggregate principal amount of the 2016 Notes. In addition, the amount of each series of Notes that may be accepted for purchase will be determined in accordance with the acceptance priority levels set forth in the table above. All Notes validly tendered and not validly withdrawn of the series with acceptance priority level 1 will be accepted before any Notes of the series with acceptance priority level 2. If there are sufficient remaining funds to purchase some, but not all, of the Notes of a particular series based on the applicable acceptance priority level, the amount of Notes purchased in that series will be accepted on a pro rata basis as further described in the Offer to Purchase.

The consummation of the Offer is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Embarq is making the Offer only by, and pursuant to the terms and conditions of, the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer to Purchase and related letter of transmittal previously furnished to holders of Notes. Holders are urged to read the tender offer documents carefully. Copies of these documents may be obtained from the information agent for the Offer, Global Bondholder Services Corporation, at 866-736-2200 (US toll-free) and 212-430-3774 (collect) or from the lead dealer managers, Barclays Capital Inc. at 800-438-3242 (US toll-free) and 212-528-7581 (collect) and J.P. Morgan Securities LLC at 866-834-4666 (US toll-free) and 212-834-4811 (collect).

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLink™ Prism™ TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit http://www.centurylink.com/.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Embarq. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that corporate developments that could preclude, impair or delay the Offer due to restrictions under the federal securities laws; changes in the terms or availability of our credit facilities; changes in our credit ratings; changes in CenturyLink’s cash requirements or financial position; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of CenturyLink or Embarq to consummate the Offer on the terms described above or at all; CenturyLink’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s filings with the Securities and Exchange Commission. There can be no assurances that the Offer will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. CenturyLink undertakes no obligation to update any of its forward-looking statements for any reason.